Exhibit 99.1

Press Release

National Mentor Holdings, Inc. Announces First Quarter 2008 Results

BOSTON, Massachusetts, February 14, 2008 – National Mentor Holdings, Inc. (the “Company”) today announced its financial results for the first quarter ended December 31, 2007.

Revenues for the quarter ended December 31, 2007 were $237.4 million, an increase of $17.1 million, or 7.8%, over revenues for the quarter ended December 31, 2006.  Approximately $3.7 million of the revenue increase related to several acquisitions that closed during fiscal 2007.  Excluding the revenue growth from these acquisitions, revenues increased $13.4 million, or 6.1%.  Approximately $10.9 million of this increase was due to growth in our existing programs.  The remaining increase of $2.5 million was derived from new programs that began operations during fiscal 2007.

Income from operations for the quarter ended December 31, 2007 was $12.1 million, a decrease of $0.9 million over income from operations for the quarter ended December 31, 2006.  The operating margin was 5.1% for the quarter ended December 31, 2007, a decrease from 5.9% for the quarter ended December 31, 2006.

Net loss for the quarter ended December 31, 2007 was $0.3 million compared to net income of $0.1 million for the quarter ended December 31, 2006.

Adjusted EBITDA(1) for the quarter ended December 31, 2007 was $25.5 million, which remained essentially constant from Adjusted EBITDA for the quarter ended December 31, 2006, despite the increase in revenue.  Adjusted EBITDA was negatively impacted by the ongoing effects of a change in reimbursement policy affecting the Company’s business in North Carolina beginning in the third quarter of fiscal 2007.  In addition, increased investments by the Company in new program starts during the quarter significantly increased the cost of revenues, further reducing Adjusted EBITDA.

(1) Adjusted EBITDA is a non-GAAP financial performance measure used by management, which is income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  A reconciliation of Adjusted EBITDA to net (loss) income is provided on pages 5.

The reported results are available on the Company’s investor relations web site at www.tmnfinancials.com. The user name “mentor” and the password “results” are required in order to access this site. In addition, National Mentor Holdings, Inc. will hold a conference call Wednesday, February 20, 2008 at 3:00 p.m. EST to discuss its financial results. The call will be broadcast live on the web at www.tmnfinancials.com and at www.fulldisclosure.com. A rebroadcast of the call will be available on both web sites until 5:00 p.m. EST on Wednesday, February 27, 2008. Those wishing to participate in the February 20 conference call by telephone are required to email their name and affiliation to dwight.robson@thementornetwork.com for dial-in information.

National Mentor Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families, and persons with acquired brain injury.  The MENTOR Network’s customized services offer its clients, as well   as the payers of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings.  The MENTOR Network provides services to clients in 37 states.

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From time to time, the Company may make forward-looking statements in its public disclosures. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, although they are inherently uncertain and difficult to predict.  The forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such forward-looking statements, including the risks and uncertainties discussed in the note regarding Forward-Looking Statements and Risk Factors included in the Company’s filings with the Securities and Exchange Commission.

This press release includes presentations of Adjusted EBITDA because it is the primary measure used by management to assess financial performance.  Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.  Reconciliations of net (loss) income to Adjusted EBITDA are presented within the tables below. Adjusted EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP.  While Adjusted EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(Unaudited)

	Three months ended
	December 31, 2007	December 31, 2006
Statements of Operations Data:
Net revenues	$237,399	$220,313
Cost of revenues	180,459	166,089
Gross profit	56,940	54,224
General and administrative expenses	32,075	28,874
Depreciation and amortization	12,718	12,318
Income from operations	12,147	13,032
Management fee of related party (1)	(451)	(224)
Other income, net	34	15
Interest income.	289	231
Interest expense	(12,183)	(12,846)
(Loss) income before provision for income taxes	(164)	208
Provision for income taxes	155	63
Net (loss) income	$(319)	$145

Additional financial data:
Program rent expense (2)	$6,036	$5,154
Adjusted EBITDA (3)	$25,461	$25,435

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

	Three months ended
	December 31, 2007	December 31, 2006
Reconciliation from Net (loss) income to Adjusted EBITDA:
Net (loss) income	$(319)	$145
Provision for income taxes	155	63
Interest income	(289)	(231)
Interest expense	12,183	12,846
Depreciation and amortization	12,718	12,318
Management fee of related party(1)	451	224
Loss on disposal of property and equipment	290	70
Gain on disposal of business units	(30)	—
Stock-based compensation (4)	302	—
Adjusted EBITDA (3)	$25,461	$25,435

Selected Balance Sheet and Cash Flow Highlights

($ in thousands)

	As of
	December 31, 2007	September 30, 2007
	(unaudited)
Balance Sheet Data (at end of period):
Cash and cash equivalents	$34,894	$29,373
Working capital	59,758	57,297
Total assets	1,009,339	1,012,628
Total debt (5)	515,342	516,295
Shareholders’ equity	242,025	246,031

	Three months ended
	December 31, 2007	December 31, 2006
Other Financial Data (unaudited):
Cash flows provided by (used in):
Operating activities	$15,504	$7,508
Investing activities	(8,989)	(25,159)
Financing activities	(994)	(1,753)

Purchases of property and equipment	3,585	2,733
Cash paid for acquisitions, net of cash received	5,693	22,556

(1)     Represents management fees paid to Vestar.

(2)     Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.

(3)     Adjusted EBITDA represents income before interest expense and interest income, income taxes, depreciation and amortization, and certain non-operating and one-time expenses.

(4)     Represents non-cash stock-based compensation.

(5)     Total debt includes obligations under capital leases.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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